Exhibit 10.2

September 18, 2015

Simon Bates

Dear Simon:

Royal Group, Inc. (the “Company”) is engaging in a process that could result in the sale by Axiall Corporation of its building products division or the sale of all or substantially all of the assets of the division (a “Transaction”).  In recognition of your past service and in order to encourage your continued attention and dedication to your assigned duties without distraction, and to compensate you for the additional efforts that may be required of you in connection with a potential Transaction, the Company is offering you the opportunity to receive a retention bonus and severance benefits as set forth in this letter agreement (this “Agreement”), provided that you agree to its terms.

Any capitalized term that is used, but not defined, in this Agreement shall have the meaning set forth on Annex A.

1.Retention Bonus. (a) If you remain employed by the Company through the earlier of (a) the date of the consummation of a Transaction and (b) December 31, 2017 (the “Commitment Date”), or if your employment is terminated by the Company prior to the consummation of the Transaction, you will receive a lump sum cash payment equal to $600,000.00 USD, payable within five business days after the Commitment Date or termination of employment, as applicable. The Company may, in its discretion, accelerate the vesting and payment of all or any portion of this retention bonus, provided that in no event will any such payment be made later than March 15 of the year following the year in which the Company determines that such payment shall be made.

(b)If you remain employed by the Company through the date of the consummation of a Transaction, the Company shall accelerate the vesting of all of the Restricted Stock Units you had been awarded but which had not previously vested at the time of such Transaction, in accordance with Paragraph 19 of the Axiall Corporation Equity Performance and Incentive Plan and subject to the provisions of Section 409A of the Internal Revenue Code (as applicable).

2.Severance Benefits. If your employment is terminated by the Company without Cause, or you voluntarily terminate your employment with Good Reason, in each case during the period that begins on the date you sign this Agreement and ending on the date that is one year following the date of the consummation of a Transaction, then you will be eligible to receive the following (the “Severance Benefits”), provided that you execute a separation agreement and general release substantially in the form attached as Annex B hereto:

(a)Continued payment of your base salary, based on the greater of (i) the base salary in effect immediately prior to the date of the consummation of a Transaction and (ii) the base salary in effect immediately prior to the date of termination, for one year following the

Simon Bates

date of termination (the “Severance Period”) in accordance with the Company’s normal payroll procedures as in effect from time to time, commencing on the first regularly scheduled payroll date to occur on or after the 60th day following the date of termination (the “Payment Date”), provided that the first such payment shall include any payments that would have been made between the date of termination and the Payment Date.

(b)Payment of any earned but unpaid cash bonus for any period ending prior to the date of termination, payable on the date such annual bonus would have paid to you had you continued in employment with the Company.  For example, if the termination of employment occurs in February 2016 (which is after the close of the 2015 fiscal year), you would receive the earned, actual annual bonus associated with the fiscal year 2015 that is paid around March 2016.

(c)Payment of the target bonus that you would be eligible to earn for the fiscal year in which the date of termination occurs.  For example, if the termination of employment occurs in February 2016, you would receive the target annual bonus associated with the fiscal year 2016 that is paid around March 2017.

(d)The Company shall, until the earlier of (A) the date upon which you begin new employment and are eligible for such benefits and (B) the end of the Severance Period:

(i)continue to provide life insurance benefits that are substantially equivalent to those which were provided to you and your family immediately prior to the date of termination (or if greater, immediately prior to the date of the consummation of a Transaction) in accordance with the applicable plans, programs and policies of the Company; and

(ii)make cash payments to you on the first regularly scheduled payroll date of each month during the Severance Period in an amount equal to the sum of (A) the difference between the premium that you are required to pay for medical, dental and vision coverage and the amount of the employee contribution for such coverage that is generally required (i.e., in the case of an active employee) and (B) the premium required to obtain an individual policy of disability insurance (if such individual insurance policy can be obtained in the private insurance market) providing a benefit substantially equivalent to the benefit that applied to you immediately prior to the date of termination, commencing on the Payment Date, provided that the first such payment shall include any payments that would have been made between the date of termination and the Payment Date.

(e)Payment of reasonable outplacement services actually provided to you through a provider of the Company’s choice in an amount not to exceed $15,000 USD.

An assignment of your employment to a purchaser of the Company shall not constitute a “termination” of employment for purposes of this Agreement, and you shall be deemed to be “continuously employed” through such assignment for purposes of the Employment Standards

Simon Bates

Act, 2000 (as applicable) or other similar applicable laws, provided that you are employed by such purchaser or its affiliate immediately after the consummation of the Transaction.

4.Confidentiality. You shall not disclose the existence of, or information concerning, this Agreement to any person. If you breach this Section, the Company shall (i) have no obligation to make, or to continue to make, any payment to you pursuant to this Agreement and (ii) be entitled to recoup any payments previously made to you pursuant to this Agreement.

5.Other Agreements.

(a)This Agreement is not intended to, and shall not, amend or modify any (i) legal or contractual obligation regarding confidentiality, non-competition, non-solicitation agreement, or intellectual property or assignment of inventions or (ii) policies applicable to you during the course of your employment by the Company or any of its affiliates. You hereby reaffirm the terms and conditions contained in the most recently executed Restricted Stock Unit Agreement between you and Axiall Corporation.

(b)If you actually become entitled to receive Severance Benefits under this Agreement, you will not be entitled to receive any other severance or termination payments under any contract or general severance or separation pay program, policy or practice of the Company or any of its affiliates, or any statutory or common law notice payments (or notice in lieu of severance) from the Company or any of its affiliates

(c)The payments and benefits provided under this Agreement shall not be taken into account for purposes of determining benefits under any other qualified or nonqualified plans of the Company or any of its affiliates.

6.Miscellaneous. This Agreement, as of the date signed by you, replaces and supersedes any existing agreement written or otherwise entered into between you and the Company and its affiliates relating to the same general subject matter.  No provision of this Agreement may be modified, waived or discharged unless in writing signed by you and the Company. The Company may fully assign its rights and obligations under this Agreement, including to a purchaser of the Company.

7.No Right To Continued Employment.  This Agreement shall not be construed as giving you the right to be retained in the service of the Company or any of its subsidiaries, affiliates, or successors.

8.Withholding Taxes.  The Company may withhold from any amounts payable hereunder all federal, state, provincial, city or other taxes as shall be required to be withheld pursuant to any law or government regulation or ruling. The Company does not guarantee any particular tax result for you with respect to any payment or benefit provided hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment or benefit.

Simon Bates

9.Section 409A.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  This Agreement shall be administered and interpreted in a manner consistent with this intent. Consistent with that intent, and to the extent required under Section 409A for benefits that are to be paid in connection with a termination of employment, “termination of employment” shall be limited to such a termination that constitutes a “separation from service” under Section 409A. Notwithstanding any provision of this Agreement to the contrary, if you are a “specified employee” (as defined in Section 409A) on the date of your separation from service and if any portion of the payments or benefits to be received by you upon a termination of employment would constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following your termination of employment will instead be paid or made available on the earlier of (i) the first business day of the seventh month after the date of your termination of employment and (ii) your death. For purposes of application of Section 409A, to the extent applicable, each payment made under this Agreement shall be treated as a separate payment.

10.Assignment.  You acknowledge and agree that the Company may fully assign its rights and obligations under this Agreement, including to a purchaser of the Company.

We thank you in advance for your efforts and your ongoing dedication and loyalty to the Company. If you have any questions or concerns about this Agreement, please let me know.  If you agree with its terms, please return a copy of your signed Agreement to me by no later than September 30, 2015 .

You are an important member of the team.  We thank you for your efforts and your ongoing dedication and loyalty.

ROYAL GROUP, INC.

By: Dean Adelman

Accepted and agreed to:

Simon Bates
Date:

Simon Bates

ANNEX A

DEFINITIONS

“Business” shall mean the production, distribution, marketing, and/or sales of the polyvinyl-chloride-based or other building products that are manufactured, distributed and/or sold by the business unit or units for which you perform services in your capacity as an employee of the Company.  For example:  (i) if you only perform services for the siding and exterior cladding business unit, then “Business” means the production, distribution, marketing and/or sales of vinyl siding or exterior cladding materials; and (ii) if you only perform services for the vinyl window and door profiles business unit, then “Business” means the production, distribution, marketing and/or sales of vinyl window and door profiles.

“Cause” shall mean any of the following:

(a)Any activity as an employee, principal, agent, or consultant for another entity that competes, directly or indirectly, with the Company in any actual, researched, or prospective product, service, system or business activity for which you have had any direct or indirect responsibility during the last five years of your employment with the Company or any subsidiary in any territory in which the Company or any subsidiary manufactures, sells, markets, services, or installs such product, service, system, or business activity.

(b)The solicitation of any employee of the Company or a subsidiary to terminate his or her employment with the Company or such subsidiary.

(c)The disclosure to any person not employed by or serving as a director of the Company or a subsidiary, or the use in other than the Company’s or a subsidiary’s business, in each case without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and/or its subsidiaries, that you acquired either during employment with the Company or any subsidiary or while acting as a consultant for the Company or any subsidiary.

(d)The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, that you made or conceived during your employment by the Company or any subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any subsidiary to secure a patent where appropriate, whether in the United States or in other countries.

(e)Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any subsidiary unless you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of the Company.

Simon Bates

“Good Reason” shall mean: (a) the Company reduces your base salary, bonus, or employee benefits except to the extent a reduction applicable to all senior executives of the Company and its affiliates has been implemented or (b) any attempted relocation of your place of employment to a location more than 150 miles from the location of such employment on the date of such attempted relocation, and such reduction or relocation is not cured by the Company within 15 days after the date you deliver a notice of termination for Good Reason.

“Restricted Territory” shall mean all fifty states of the United States, including without limitation Georgia and Canada.  You acknowledge and agree that the Restricted Territory accurately describes the territory in which the Company manufactures, markets, and/or sells products.

“Services” mean services or activities that are the same as or similar to the type provided, conducted, or engaged in by you within the two year period prior to your termination or separation from the Company.

Simon Bates

ANNEX B

FORM OF RELEASE AGREEMENT

RELEASE AGREEMENT, dated as of _______ (this “Agreement”) by and between ___________ (the “Company”), and Simon Bates (“Employee”) (collectively, the “Parties”).

WHEREAS, Employee is a party to a letter agreement with Royal Group, Inc., dated September 18, 2015 (as amended through the date of this Agreement, the “Severance Agreement”), which provides for certain post termination payments and benefits to Employee, subject to Employee executing and not revoking a release of claims against the Company;

WHEREAS, the Company has assumed the rights and responsibilities of Royal Group, Inc. under the Severance Agreement; and

WHEREAS, the terms of this Agreement are substantially in the form of the terms provided in the Form of Release Agreement attached as Annex B to the Severance Agreement.

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth in the Severance Agreement and this Agreement, and in consideration for the payments and benefits to be provided to Employee pursuant to the Severance Agreement, and for other good and valuable consideration, the sufficiency of which is hereby recognized by the Parties, the Parties agree as follows:

1.General Release of Claims. Employee releases the Company, Axiall Corporation, Royal Group, Inc. and all of their respective past, present and future affiliates and related business entities, subsidiaries, parents, divisions, joint ventures and all of their respective past, present and future members, managers, officers, directors, trustees, agents, employees, representatives, employee benefit plan or funds, assets, attorneys, fiduciaries, administrators, assigns, predecessors and successors, and all of their insurers (collectively referred to as the “Released Parties”) from any and all claims, demands, damages, rights, obligations, lawsuits, injuries, liabilities, actions and causes of action, whether or not known, accrued, vested or ripe, that Employee has or may have against the Released Parties relating to Employee’s employment with, or termination of employment with, the Company or its respective affiliates, arising from the beginning of time through the date upon which Employee signs this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Employee may have: (i) under this Agreement; (ii) for indemnification under any of the Company’s policies applicable to Employee and/or under applicable law or the Company’s charter or bylaws; (iii) under any applicable insurance coverage(s); or (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plan(s).

2.Release of Age Discrimination Claims.   Employee specifically understands and agrees that among the claims, demands, damages, rights, obligations, lawsuits, injuries, liabilities, actions and causes of action that Employee is releasing are those that Employee may have under any federal and/or state law, municipal ordinance and/or common law

Simon Bates

meant to protect employees from age discrimination, including without limitation the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act. The Company specifically advises Employee of the terms set forth in Section 5 of this Agreement.

3.Release of Specific Claims. Without limiting the generality of Section 1 of this Agreement, Employee specifically understands and agrees that among the claims, demands, damages, rights, obligations, lawsuits, injuries, liabilities, actions and causes of action that Employee is releasing are those that Employee may have against the Released Parties under any federal and/or state law, municipal ordinance and/or common law meant to protect workers in their employment relationships or termination thereof, including, but not limited to, all claims of discrimination in employment including without limitation discrimination relating to race, color, sex, religion, national origin, handicap, disability, equal pay, veterans status, ancestry, and age; all claims of retaliation including without limitation claims  of worker’s compensation retaliation; all claims of breach of contract (express or implied), wrongful discharge, tort, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; all claims for attorneys’ fees, costs, disbursements and/or the like; and all claims arising under the following statutes and/or legal theories, in each case as amended: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act, as amended; Older Workers Benefit Protection Act; the Equal Pay Act; 42 U.S.C. §§ 1981, 1981a, 1983 and 1985; Employee Orders 11246 and 11141; the Rehabilitation Act; the Family Medical Leave Act; the Fair Labor Standards Act;  the Employee Retirement Income Security Act (ERISA); the Labor Management Relations Act; and the Worker Adjustment and Retraining Notification Act of 1988; and workers’ compensation laws and state wage and hour laws.

4.This Agreement Does Not Affect COBRA or Certain Other Rights.

(a)Employee understands and agrees that, notwithstanding any of the provisions of this Agreement, Employee is not releasing any rights that Employee may have under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA).

(b)Notwithstanding the above, nothing in this Agreement prevents or precludes Employee from (i) challenging or seeking a determination of the validity of this Agreement, or (ii) filing an administrative charge of discrimination under any applicable statute or participating in any investigation or proceeding conducted by a governmental agency. However, this Agreement does waive and release any right to recover damages under ADEA or other civil rights statute.

5.Consideration and Revocation Periods; Consultation with Attorney.

(a)Employee acknowledges that Employee has been given forty-five (45) days in which to decide to enter into this Agreement although Employee may accept it at any time prior to the expiration of that period.

Simon Bates

(b)Employee further acknowledges that Employee has been advised to, and has had an opportunity to, consult with an attorney prior to signing this Agreement and has had answered to his satisfaction by his independent legal counsel any questions Employee has asked with regard to the meaning and significance of any of the provisions of this Agreement.

(c)Employee understands that after signing this Agreement, Employee has seven (7) days in which to consider this Agreement and, if desired, to revoke this Agreement by immediately giving written notice of such revocation to the Company’s Legal Department, but that upon such revocation Employee shall forfeit any and all rights to the Payments provided in the Severance Agreement. Employee also understands that this Agreement shall not become effective or enforceable until the 7-day revocation period is over and will become effective on the 8th day after Employee executes this Agreement, provided it is not revoked earlier as set forth above.

6.Entire Agreement. This Agreement and the Severance Agreement contain the entire agreement between the Parties as to the subject matter hereof. No modification or waiver of any of the provisions of this Agreement shall be valid or enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.

7.Other Agreements, Acknowledgements and Representations.

(a)The Parties expressly agree that this Agreement shall not be construed as an admission by any of the Parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. The Company expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment or termination of employment of Employee.

(b)As a material term of this Agreement, except as expressly provided herein, Employee shall maintain in complete confidence the terms and consideration set forth in this Agreement. The only exceptions to the foregoing are that Employee may discuss these matters with his tax preparers, counsel, immediate family, or as otherwise required by law.

(c)Each Party shall bear his or its own costs and attorneys’ fees in connection with the drafting, negotiation and execution of this Agreement.

(d)The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This Agreement shall be construed as if jointly prepared by Employee and the Company. Any uncertainty or ambiguity shall not be interpreted against any one Party.

Simon Bates

(e)Employee and the Company represent that they have been afforded a reasonable period of time within which to consider the terms of this Agreement, that they have read this Agreement, and that they are fully aware of its legal effects. Employee and the Company further represent and warrant that they enter into this Agreement knowingly and voluntarily, without any mistake, duress or undue influence, and that they have been provided the opportunity to review this Agreement with counsel of their own choosing. In making this Agreement, each Party relies upon its own judgment, belief and knowledge, and has not been influenced in any way by any representations or statements not set forth herein regarding the contents hereof by the entities who are hereby released, or by anyone representing them.

(f)Employee also agrees, other than as may be required by a subpoena or court order: (i) not to assist or cooperate with any third party or entity (other than a governmental agency) in any complaint, claim, demand, cause of action, charge, or lawsuit of any kind whatsoever against the Released Parties and (ii) not to encourage any other parties or attorneys to commence a claim or proceeding against the Released Parties.

8.ACKNOWLEDGMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT IN ITS ENTIRETY, THAT EMPLOYEE HAS BEEN ADVISED TO, AND HAS BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY REGARDING THIS AGREEMENT, THAT EMPLOYEE IS SIGNING IT KNOWINGLY AND VOLUNTARILY AND THAT EMPLOYEE IS UNDER NO DURESS OR PRESSURE TO DO SO.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first written above.

Simon Bates

COMPANY:

By:
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